Exhibit 99.2

Remarks of Robert M. Wolf
Rimage Corporation February 17, 2004 Conference Call

•	Our strong fourth quarter results were generated by a very balanced sales effort with no single customer accounting for a disproportionately large volume of sales for this period.

•	This across-the-board strength accounted for the above-plan sales that we recorded for this period.

•	Rimage’s fourth quarter gross margin was 49%, up from 48% in this year’s third quarter and 47% in the fourth quarter of 2002.

•	This strengthening was due primarily to the higher sales volume in this year’s fourth quarter.

•	Fourth quarter R&D expense of $1,123,000 was up 31% from the year-earlier period and remained at 7% of sales as compared to the fourth quarter of 2002.

•	The higher level of R&D spending in the current quarter reflects the greater number of product development initiatives currently underway, including work on the next-generation Desktop system that Bernie mentioned earlier.

•	Selling, general and administrative expense increased 24% in the fourth quarter versus the year-earlier level due to investments in management and sales and marketing infrastructure required for strengthening Rimage’s market penetration and supporting our future growth.

•	However, as a percentage of sales, SG&A declined to 18% on a year over year basis from 19% in last year’s fourth quarter.

•	Reflecting the impact of the quarter’s higher sales volume and ongoing expense management, our operating margin rose to 24% in the fourth quarter, from 22% in the third quarter and 21% in the fourth quarter of 2002.

•	Turning now to our balance sheet, cash and investments totaled $48.6 million at December 31, 2003, up $12.3 million from $36.3 million at the end of 2002.

•	Due to our strong margins and relatively low capital requirements, we continue to generate strong operating cash flows.

•	Inventories declined to $3.3 million at December 31, 2003, from $4.1 million at the end of the third quarter, but was up moderately from $3.0 million at year-end 2002.

•	Finally, shareholders’ equity rose to $52.1 million at the end of the year, from $42.2 million at year-end 2002.